Exhibit 99.3

                               First Quarter 2003
                     Friedman, Billings, Ramsey Group, Inc.
                         Earnings Conference Call Script
                             Wednesday, May 7, 2003

[Speaker:  Kurt Harrington ]

     Good Morning. This is Kurt Harrington, Chief Financial Officer of Friedman, Billings, Ramsey Group, Inc.

         Before we begin this morning's earnings call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, interest spreads, mortgage prepayment speeds, the risks associated with merchant banking investments, available technologies, competition for business and personnel, and general economic, political, and market conditions. Additional information concerning factors that could cause results to differ materially is contained in FBR Group's Annual Report on Form 10-K and quarterly reports on Form 10-Q.

         I would now like to turn over the call to FBR Group's Co-Chairmen and Co-Chief Executive Officers, Emanuel Friedman and Eric Billings. Also joining us this morning are Robert Smith, FBR's Chief Operating Officer, Rock Tonkel, Head of Investment Banking and Rick Hendrix, Chief Investment Officer.

[New speaker: Manny Friedman]

         Thank you and good morning. Today we announced 1st quarter 2003 results. It was a great quarter for the company. We are very excited about the closing of our merger during the quarter. It is one of the most significant events in the history of the company. We are already seeing a major impact from the merger on our capital markets business. We are presently engaged in 31 lead managed capital raising merger and acquisition deals that represent more than $3.5 billion of potential value. To put this in context, in the latest quarter we completed two lead managed and five merger and acquisition deals worth a total of $355 million. As you can see in our release this morning our $0.34 quarterly dividend is fully supported by the balance sheet alone.

         For all but the last day of the quarter, our results reflect only the pre-merger FBR Group. We are therefore also providing our results on a pro forma basis for our merger with FBR Asset. In summary, our first quarter results are the following:

- $0.12 per share, which was comparable to the same quarter a year ago had we been a full taxpayer.

-        $0.24 per share pro forma for the merger.

         Note that the pro forma results include one time merger related expenses equal to $0.02 per share and in addition the negative impact of purchase accounting adjustments equaling an additional $0.02 per share. Importantly, with the mortgage-backed portfolio at $ 5 billion on March 31st our leverage in the mortgage-backed portfolio is at the low end of our target range, and excess capital was not fully deployed, pending the merger. Subsequent to the end of the quarter, we have entered into contracts to purchase MBS that would result in a portfolio of approximately $7.5 billion by June 30th, meeting our targeted asset levels.

         We clearly expect that our earnings in the coming quarters will support our $0.34 dividend with the deployment of our excess capital at targeted leverage levels in the mortgage backed portfolio.

         Obviously, these numbers illustrate the tremendous strength of the new combined platform. The diversification resulting from the merger allows the new combined company to weather poor markets such as last quarter's, while preserving the potential for growth.

         Despite the pressures on the securities industry and our broker dealer operations, we are very optimistic about FBR's prospects. Going forward, the combined strength of our investment banking pipeline, which we just discussed, our continued penetration of major institutional accounts, the growth of assets under management, our continued expense discipline, and expanded capital base with a relatively unleveraged balance sheet enable us to strengthen and expand our platform through selective hiring and the prudent addition of new business. In fact, the weakness that exists in the securities industry continues to present significant opportunities for us. We have greater resources available to us - in terms of both financial capital and human capital - than ever before, at a time when there is great demand for our services from investors and issuers alike, and at a time when many of our competitors are facing unprecedented economic and regulatory pressures. Specifically, since the beginning of the year, we have hired 6 investment bankers at the vice president level or above, including 4 managing directors (in real estate, financial institutions, technology and diversified industries). We have also added 5 research analysts and 5 institutional brokers and traders.

         In summary, we are excited about our prospects, and reiterate the 12 month guidance for earnings and dividends provided in February.

         Now I would like to hand the call over to Eric Billings who will discuss the quarterly results and outlook for the balance of the year.

[New Speaker:  Eric Billings]

         Thanks Manny.

     I would like to speak about each of our five profit centers - mortgage backed securities, merchant banking, investment banking, institutional brokerage and asset management.

     We take a conservative approach when deploying capital in the mortgage backed strategy. As you have seen historically, we have consistently met and exceeded our dividend targets while maintaining in many environments lower leverage than industry levels. Preservation of capital is our guiding principal. In fact, in achieving our new asset target of $7.5 billion, the company will only have leverage of approximately 7.5x. We have constructed a portfolio with the following strengths:

1. Triple A rated agency-backed MBS securities
2. low leverage
3. low premium
4. substantially all adjustable-rate securities

     We believe this strategy combined with the balance provided by our merchant banking business allows us to be opportunistic and patient in deploying our mortgage-backed securities strategy to achieve very acceptable risk-adjusted returns.

     We manage our funding strategy by:
1. maintaining multiple counter-parties to diversify our funding resources 2. holding assets that can be financed in varying market environments 3. hedging up to two-thirds of our liabilities by locking in funding costs up to a one year term.

     For the first quarter, MBS assets averaged $5.74 billion at an average net spread of 230 basis points and ended the quarter at $5.0 billion. The portfolio continued to have a low duration of 1.21 at March 31, 2003 and 100% of our mortgage-backed securities were in the form of adjustable rate mortgages. As Manny mentioned, pursuant to contracts entered into during the second quarter we will have increased our assets by June 30 to approximately $7.5 billion by deploying, as we had previously stated, our excess capital. The additional $2.5 billion of mortgage-backed purchases will add substantially to earnings and comfortably support the dividend.

     Furthermore, starting in mid-July 2003, the company's cash cost of financing will fall by approximately 80 basis points on $3 billion of funding, which will reduce the overall cost of financing by approximately 40 basis points as the interest rate swaps expire and are replaced by new swaps that have already been executed that extend into 2004.

     Our merchant banking investments at March 31, 2003 equaled $173 million. During the first three months of 2003 we made 1 new merchant banking investment totaling $6.8 million in Accredited Home Lenders. Since the end of the quarter, we have seen substantial appreciation broadly throughout our mortgage-backed portfolio.

     Our internal discipline and strategy is to measure every merchant banking investment continuously against the returns we achieve in the mortgage backed securities portfolio. In fact, the historic FBR Asset merchant banking portfolio has achieved returns which have exceeded the outstanding returns realized in the mortgage backed securities portfolio. While the long term performance of this portfolio has historically been extremely attractive, realized results have varied from quarter to quarter.

     In investment banking, during Q1 2003, a break-even quarter for FBR, we lead-managed 2 underwritings and 5 M&A transactions totaling $355 million in transaction value. Among these was one of only 4 U.S. issuer IPOs completed during the quarter - Accredited Home Lenders - which has been the best performing IPO of the year.

     Looking forward, despite the difficult market conditions in the first part of the year, we remain very optimistic about the prospects of our investment banking business for the balance of the year. Specifically, our filed backlog includes two large IPOs totaling approximately $740 million of filed transaction value - one in diversified industries and one in real estate.

     More important, as of today, we are engaged on 31 lead managed capital raising and M&A transactions representing more than $3.5 billion of potential transaction value. Again, this contrasts with the seven transactions and $355 million of value that we closed in the first quarter. We believe that this is further evidence of the impact that our merger is having on our capital markets business. We are already seeing a strong positive reaction among potential middle market clients that leads us to believe that this is only the beginning of these benefits.

     As a result, we are reiterating the guidance that we provided in February of $150 million in expected investment banking revenue for the full year, noting as we always do that this is probably our most volatile revenue line, and the most market-dependent.

     In institutional brokerage, our revenue in the first quarter obviously reflected a very difficult capital market, and our slow new issue calendar. However, it is important to note that in the last 6 months we have added salespeople, traders and research analysts, bringing our total to 54 institutional brokers, 32 traders and 67 research analysts as of March 31st. The underlying potential of these new hires is indicated by the fact that our brokerage activity in April was sharply higher. Furthermore, we expect that our anticipated investment banking activity will result in considerably higher brokerage activity. We therefore have great confidence that we can achieve brokerage revenues of $78 million for the full year, consistent with our February guideline.

     As mentioned, we believe that this is one of the most opportune times we have seen to implement our strategy to add and upgrade our personnel in the capital markets business. At the same time, we have maintained our expense discipline and despite active hiring continue to expect our breakeven revenue levels in these two business lines - investment banking and brokerage - to remain at the $115 million level that we discussed in February. Clearly, the vacuum in the middle markets that has been created by the exit of so many investment banks, combined with our greater capital base and total resources following the merger coupled with our internal discipline, creates, we believe, the greatest opportunity for future growth of the business that we have ever seen.

     Finally, our asset management business continues to grow. At March 31, 2003, FBR had $2.3 billion in gross assets under management, up 42% from March 31, 2002, excluding FBR Asset. Our mutual funds continued to have excellent results during the quarter, with the five star FBR Small Cap Financial Fund providing YTD returns of 6.51% through 4/30/03, and the FBR Small Cap Value Fund providing YTD returns of 14.32% through 4/30/03. These two funds rank among the very top of their respective classes, and we believe that our portfolio managers, Dave Ellison and Chuck Akre, to be among the very finest equity portfolio managers in the United States.

     I would now like to open the call for any questions.

[At end of Q&A]

     If there are no further questions, that concludes our conference call for today. Thanks everyone for joining us. We appreciate it.